Exhibit 10.17

CONVERTIBLE DEBENTURE

699 Minnetonka Highlands Lane
Orono, MN 55356-9728

$1,000.00	February 2, 2007

          FOR VALUE RECEIVED, the undersigned, “BioDrain Medical, Inc.,” a Minnesota company (“Maker”), hereby promises to pay to the order of Andrew P. Reding (“Payee”), at the address of Payee specified below, the principal sum of one thousand dollars ($1,000.00), in lawful money of the United States of America, together with interest thereon, at the rate set forth below.

1.	The principal of and interest upon this Note shall be due and payable as follows:

	(a)	This Note shall bear interest at a per annum rate of interest of 8.25% based upon a year of 365 days and actual days elapsed.

	(b)	The entire unpaid principal balance of this Note and accrued interest hereunder shall be due and payable in full no later than July31, 2007, the Maturity Date

2.	Convertibility terms: The debenture is convertible to BioDrain common stock at $1.00 per share.

          The undersigned may at any time prepay all or any portion of the principal or interest owing hereunder.

          Maker hereby waives presentment, demand, notice of dishonor, protest, notice of protest and all other demands, protests and notices in connection with the execution, delivery, performance, collection and enforcement of this Note. Payee shall have full recourse against the undersigned, and shall not be required to proceed against the assets of the Maker in the event of default. Maker shall pay all costs of collection when incurred, including reasonable attorneys’ fees, costs and expenses.

          This Note is being delivered in, is intended to be performed in, shall be construed and interpreted in accordance with, and be governed by the internal laws of, the State of Minnesota, without regard to principles of conflict of laws.

BIODRAIN MEDICAL, INC.		Andrew P. Reding

By:	/s/ Kevin R. Davidson	/s/ Andrew P. Reding

Title:	President & CEO	2036 Blessing Court Mt. Pleasant, SC 29464